Exhibit 15.1

True Leaf Grants Stock Options

VERNON, BC – April 2, 2019 – True Leaf Medicine International Ltd. (“True Leaf” or the “Company”) (CSE: MJ) (OTCQX: TRLFF) (FSE: TLA), a leading global cannabis and hemp wellness brand for pets, today announced the Company has granted stock options to directors, officers, employees and consultants to purchase up to a total 1,675,000 common shares, exercisable at a price of 56 cents per share, and 750,000 common shares, exercisable at a price of 61 cents per share, which is the closing price of the Company's shares on March 6, 2019 and March 21, 2019 which is the date of grant, respectively. The majority of the stock options are exercisable for five years until March 6, 2024 and to March 21, 2024, respectively. In addition, 500,000 common shares were granted on March 27, 2019.

About True Leaf

True Leaf is a leading global cannabis and hemp wellness brand for pets. Inspired by the unconditional love our pets give us every day, we return that love through our wellness pet products which help maintain and protect the natural vitality of our pet companions. “Return the Love” is the purpose that drives our business and is at the heart of our values to bring happiness to pets and their owners.

www.trueleaf.com

Media Contact:

Paul Sullivan

Director, Public Relations

Paul@trueleaf.com

O: 604-685-4742

M: 604-603-7358

Investor Contact:

Kevin Bottomley (Canada)

Director and Corporate Relations

Kevin@trueleaf.com

M: 778-389-9933

Phil Carlson (US)

KCSA Strategic Communications

pcarlson@kcsa.com

O: 212-896-1233

Scott Eckstein (US)

KCSA Strategic Communications

seckstein@kcsa.com

O: 212-896-1210

Follow True Leaf

Twitter: @trueleafpet

Facebook: True Leaf Pet

Instagram: @trueleafpet

Forward-Looking Statements

This news release contains forward-looking statements and management may make additional forward-looking statements in response to your questions. Such written and oral disclosures are made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995 and True Leaf hereby claims such safe harbour protection for all forward-looking statements. True Leaf believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions; however, True Leaf’s actual results and performance and the value of its securities could differ materially from those set forth in the forward-looking statements due to the impact of many factors summarized in the "Risk Factors" section of True Leaf’s Offering Circular Form 1-A filed with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities and other discussions of risk factors contained in True Leaf’s periodic filings or supplements to the offering circular. True Leaf's Offering Circular Form 1-A can be found at ir.trueleaf.com. Forward-looking statements speak only as of the date they are made. True Leaf undertakes no obligation to update or revise any such information for any reason after the date of this presentation unless required by law.